UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 6)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPORT TECH ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3949
(Primary Standard Industrial Classification Code Number)

26-3195252
(I.R.S. Employer Identification Number)

10321 Running Falls St.
Las Vegas, NV 89178
(702) 686-3546
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Andrew I. Widme, President
SPORT TECH ENTERPRISES, INC.
10321 Running Falls St.
Las Vegas, NV 89178
(702) 686-3546
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	164,000(1)	$0.50	$82,000	$9.52

(1)
Consisting of up to 164,000 shares of common stock issued in a private placement that closed on June 28, 2011.  Estimated soley for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.  The price per share is based on the proposd offering price per share.

      The Registrant hereby may amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dated _________, 2011

PROSPECTUS

Sport Tech Enterprises, Inc.

One Hundred and Sixty Four Thousand (164,000) Shares of Common Stock offered by the Selling Stockholders

We have prepared this prospectus to allow our current stockholders to sell up to 164,000 shares of our common stock. We are not registering any additional shares of common stock under this prospectus. This prospectus relates to the disposition by the selling stockholders listed on page 14, or their transferees, of up to 164,000 shares of our common stock already issued and outstanding. The offering price per share registered is $0.50, for maximum offering of $82,000. Sport Tech Enterprises, Inc will receive no proceeds from the sale of already outstanding shares of our common stock by the selling stockholders.

The selling stockholders, who are deemed underwriters as that term is defined under the Securities Exchange Act of 1934, or the rules and regulations thereunder, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The selling stockholders will sell at a stated fixed price. We will not receive any of the proceeds received by the selling stockholders. As of the date of this Prospectus there is no trading market for our stock, furthermore  we have not taken any steps to have these securities quoted on the OTC Bulletin Board. There is no guarantee that our common stock will be quoted on the OTC Bulletin Board.

For a description of the plan of distribution of the shares, please see page 15 of this prospectus.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 5 where we describe specific risks associated with an investment in Sport Tech Enterprises, Inc. and these securities before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is permitted.

Prospectus (Subject to Completion)

THE DATE OF THIS PROSPECTUS IS __________, 2011.

PROSPECTUS SUMMARY

This summary contains basic information about us and the registration. Except as otherwise required by the context, references in this prospectus to "we," "our," "us,” “Company,” “Sport Tech,” Sport Tech Enterprises,” refer to Sport Tech Enterprises, Inc. You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 5 .

The selling security holders, who are deemed underwriters, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission.  The prices at which the selling security holders may sell the shares has arbitrarily been determined to be at $0.50 per share or until a market price for the shares is determined upon quotation on the OTC Bulletin Board or listed on a securities exchange. We will not receive any of the proceeds received by the selling stockholders.

Sport Tech Enterprises, Inc. (“Sport Tech Enterprises”)

Sport Tech Enterprises was incorporated in the state of Nevada on July 28, 2010. The company’s main focus is to redesign and reengineer existing sporting goods. On October 1, 2010 we acquired our wholly owned subsidiary SquareRoot, Inc., through the execution of a share exchange agreement between SquareRoot and Sport Tech Enterprises. The agreement set forth terms whereupon Sport Tech Enterprises issued 1,200,000 shares of its common stock in a 1:1 exchange for all of SquareRoot’s issued and outstanding. Prior to the acquisition by Sport Tech Enterprises, SquareRoot had been developing a final prototype for a surfboard leash. After the execution of the share exchange, SquareRoot continued the development of the prototype under the umbrella of Sport Tech Enterprises, Inc. SquareRoot was formed to design, manufacture, and distribute water sport sporting goods. Since SquareRoot’s inception in July 2010, the Company has concentrated its energies on analyzing the viability of its business plan, and establishing a business model, including researching the items needed to secure a trademark. The Company has also collaborated with a local graphic artist to assist us in designing a logo for our brand name. We intend to secure federal trademark protection for our SquareRoot logo, and will begin the process of advertising and implement our marketing plan. Brandon Lane, who has remained on staff as a full-time employee since the acquisition of SquareRoot, Inc., by Sport Tech, coordinates with the Company’s officers in accomplishing these tasks in addition to completing the testing on the Company’s prototype. As of the date of this prospectus, our redesigned surf leash is the sole product which is in development. Upon the completion of our final revisions and coinciding with the completion of our working trials, we intend to outsource production to a facility capable of handling mass production. To date, we have yet to commence production, as we are still in development stages .Our intention is to initially market our surf leash to local surf shops in Southern California, as well as provide sponsorships for local surfers and surfing competitions. Additionally, we intend to redesign and improve sporting goods, after which, Sport Tech would manufacture and sell its redesigned products through the brand name SquareRoot, Inc.; however, the Company cannot provide any assurance that we will be able to meet this goal due to our financial condition and limited operating history.   In the future we intend to continue to focus on sporting goods which are utilized in surfing, boogie boarding, snowboarding, skateboarding as well as contact sports such as ultimate fighting and boxing. As of this date, we have not generated any revenues.  Additionally our auditors have included a going concern qualification in our recent auditor report.

As reported on our most recent audited period we had $1,701 in assets and a net income loss of $(60,468).  Our monthly expenses or “burn rate” is $10,500. As of our most recent unaudited financial statements for the six month period ended September 30, 2011, we had $1,968 in assets and a net income loss of $(84,899).  As of November 29, 2011, our current cash on hand was $2,958.85. In addition to our cash on hand, both Sport Tech Enterprises, Inc., and its wholly owned subsidiary SquareRoot, Inc., have lines of credit which are available to assist in shortfalls which may occur until the Company has the opportunity to raise additional capital. Both lines of credit have been funded by the Company’s President and Director, Mr. Widme.

As of September 30, 2011, Sport Tech Enterprises has an available credit line of $93,709, and SquareRoot, Inc. has a remaining credit line of $0.  As of November, 2011, Sport Tech has a credit of $90,909 remaining. The accumulated principal and interest of Sport Tech’s line of credit will be due and payable on September 29, 2013.  SquareRoot’s principal and interest will be due on and payable on November 15, 2013.  In our current financial condition utilizing only our present capital and available lines of credit, we can operate for the next ten months.  We estimate we will need to raise at least an additional $50,000 to accomplish our business goals. We plan on raising the necessary funds in the future from family, friends, and business associates of our President, pursuant to exemptions provided by Section 4(2) and Rule 506 of the Securities Act of 1933.

We are a development stage company with limited operations. We have operated at a loss since our inception, and we cannot assure you that we will operate at a profit in the future. Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since our inception, and must continue to rely on debt or equity investments until we operate profitably, if ever.

Our auditor's report dated May 10, 2011, on our financial statements from Inception (July 28, 2010) to March 31, 2011 included a going concern qualification which stated that there was substantial doubt as to our ability to continue as a going concern. We continue to be undercapitalized because of our continued losses from operations.

We have two officers, one of which acts as our sole director.  Mr. Widme our sole director has no experience as the director of a public company, although he has had limited experience serving as a secretary for another public company.  Ms. Widme has no experience as serving as an officer for a public company.  Neither Mr. or Ms. Widme have any experience running a company whose focus is sporting goods and the re-engineering of existing sporting goods. Both officers, Mr. Widme and Ms. Widme, are involved with other businesses, and will only be devoting a portion of their time to Sport Tech Enterprises, Inc. Both Mr. Widme and Ms. Widme will be devoting approximately 20 hours per week in regards to Company business.  At this time, and for the next 12 months, the Company does not anticipate hiring additional employees.

Our principal executive office address and phone number is:

SPORT TECH ENTERPRISES, INC.
10321 Running Falls
Las Vegas, NV 89178
(702) 686-3546

Summary of the Offering

The Offering

Common stock offered by the selling stockholders…	164,000 shares of common stock, $0.001 par value per share. A total of 33,626,800 shares of common stock are issued and outstanding.

Offering price…	$0.50 per share.

Total proceeds raised by us from the disposition of the common stock by the selling stockholders or their transferees…	We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling stockholders or their transferees.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Statement of Operations Summary:

	For the three month period ended September 30, 2011	For the six month period ended September 30, 2011	Inception (July 28, 2010) to March 31, 2011
	(Unaudited)	(Unaudited)	(Audited)

Revenue	$-	$-	$-

Operating expenses:
General and administrative	2,421	2,865	2,901
Amortization	40	80	-
Salaries and wages	16,231	32,986	15,932
Professional fees	1,304	47,804	41,355

Total operating expenses	19,996	83,735	60,188

Other income (expenses):
Interest income	-	1	-
Interest expense - related party	(710)	(1,165)	(280)

Total other income (expenses)	(710)	(1,164)	(280)

Net loss	$(20,706)	$(84,899)	$(60,468)

Net loss per common share - basic	$(0.00)	$(0.00)	$(0.00)

Balance Sheet Summary:

	September 30,	March 31,
	2011	2011
	(unaudited)	(audited)
ASSETS
Cash	$1,029	$682
Intangible assets	939	1,019

Total assets	$1,968	$1,701

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$10,479	$893

Long term liabilities:
Accrued interest payable - related party	1,445	280
Line of credit - related party	56,291	22,596

Total liabilities	68,215	23,769

Stockholders' deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized, 33,626,800 and 33,450,000 shares issued and outstanding as of September 30, 2011 and March 31, 2011	33,627	33,450
Additional paid-in capital	45,493	4,950
Deficit accumulated during development stage	(145,367)	(60,468)
Total stockholders' deficit	(66,247)	(22,068)

Total liabilities and stockholders' deficit	$1,968	$1,701

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” located on page 13, for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

An evaluation of us is extremely difficult. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand and acceptance of our business plan, the level of our competition and our ability to attract and maintain key management and employees.

We are a development stage company organized in July 2010 and have limited operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential investors have a high probability of losing their investment.

We were incorporated in July of 2010 as a Nevada corporation. As a result of our start-up operations we have; (i) generated no revenues, (ii) stockholders’ deficit is $45,541 as of June 30, 2011, and (iii) we have incurred losses of $124,661 for the period from inception (July 28, 2010) to June 30, 2011, and have been focused on organizational and start-up activities and business plan development since we incorporated. Although we have commenced the development of our website and marketing strategy, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our product, the level of our competition and our ability to attract and maintain key management and employees.

Our auditor’s have substantial doubt about our ability to continue as a going concern. Additionally, our auditor’s report reflects the fact that the ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment.

Additionally, our auditor’s report reflects that the ability of Sport Tech Enterprises to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment. You should not invest in this offering unless you can afford to lose your entire investment.

We are highly dependent on our officers and sole director.

We rely heavily on our officers and sole director to provide services and for continued business development. It would be difficult to replace either officer or our director at such an early stage of development of Sport Tech Enterprises. Sport Tech Enterprises’ business could be materially adversely affected if either of our officers or director was to leave and if Sport Tech Enterprises was unable to retain qualified replacements.

Our sole director is also a corporate officer which could have a negative impact on the Company.

Mr. Widme is the Company’s sole director, as well as the Company’s president and treasurer, thus giving him the power to control the decision making conducted by both the Board of Directors and Officers of the Corporation. As such, he has the power to control the total compensation he is entitled to receive.

Our Company officers are married to each other, which could have negative impact on the Company.

Mr. and Ms. Widme are husband and wife.  Should their relationship cease to exist, their separation could have a negative impact in both the decisions made regarding business goals and corporate direction.

Potential issuance of additional common stock could dilute existing stockholders.

We are authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. We are not currently seeking additional equity financing, which if sought or obtained may result in additional shares of our common stock being issued. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock held by our existing stockholders.

As a result of the Company not receiving any proceeds from this offering, we will need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our existing stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

As a result of the Company not receiving any funds from the sale of securities registered in this offering, and based on our current proposed plans and assumptions, we anticipate that we may need up to an additional $50,000 in capital to fund our current operations, including product development. There is no assurance that we would be able to raise such capital in an amount sufficient to continue our operations.

Furthermore, additional equity financing may involve the sale of additional shares of our common stock on terms which have not yet been established. Future investment opportunities set forth by the Company have the potential to be offered at terms more favorable to new investors than to those which were executed by current shareholders. This discrepancy may cause dissidence among our existing shareholders, which may in turn hinder our efforts to raise additional capital within our existing network of investors. If we are not able to raise additional capital through the sale of securities or the generation of revenue, our course of business may be adversely affected. Even if the Company is able to raise capital through the sale of additional shares of common stock, the result of additional equity sales could dilute positions held by existing shareholders.

Risks Relating to Our Business and Marketplace

We depend on certain key employees, and believe the loss of any of them would have a material adverse effect on our business.

We will be dependent on the continued services of our management team Mr. Widme and Ms. Widme. While we have no assurance that our current management will produce successful operations, the loss of such personnel could have an adverse effect on meeting our production and financial performance objectives. We have no assurance that we will not lose the services of these or other key personnel and may not be able to timely replace any personnel if we do lose their services.

We are subject to federal legislation to protect investors against corporate fraud.

Federal legislation, such as the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE, or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics.

We have not yet adopted any of these corporate governance measures such as an audit or other independent committees of our board of directors as we presently have one director. Additionally, since our securities are not yet listed on a national securities exchange or NASDAQ, we are not required to do so. If we expand our board membership in future periods to include independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees are made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should consider our current lack of corporate governance measures in making their investment decisions, in addition to the fact that we currently have only one director.

If our marketing efforts do not effectively expand our brand name recognition, we may not be able to achieve our growth strategy.

 We believe that broader recognition and favorable perception of our proposed brand by consumers in our target market is essential to our future success. To increase brand recognition, we believe we must start to devote significant amounts of time and resources to advertising and promotions. These expenditures, however, may not result in an increase in favorable recognition of our brand or a sufficient increase in revenues to cover such advertising and promotional expenses. In addition, even if our brand recognition increases, our consumer base and our revenues may not increase, and may in fact decline, either of which could harm our business.

If we are unable to obtain endorsements by professional athletes, our ability to market and sell our products may be harmed.

 A key element of our long-term marketing strategy will be to obtain endorsements from emerging action sport athletes, which contributes to our authenticity and brand image. We believe that this strategy has been an effective means for our competitors, of gaining brand exposure worldwide and carries the potential to create broad appeal for our proposed products. We cannot assure you that we will be able to acquire such individuals in the foreseeable future. Larger companies with greater access to capital for athlete sponsorship may in the future increase the cost of sponsorship for these athletes to levels we may choose not to match. If this were to occur, the likelihood of obtaining such athletes may be unrealistic.

We also are subject to risks related to the selection of athletes to endorse our future products including our surf leash still in its research and development stage. We may select athletes who are unable to perform at expected levels or who are not sufficiently marketable. In addition, negative publicity concerning any of our athletes could harm our brand and adversely impact our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be as effective.

Our ability to attract qualified sales and marketing personnel is critical to our future success, and any inability to attract such personnel could harm our business.

Our future success may also depend on our ability to attract and retain additional qualified design and sales and marketing personnel. We face competition for these individuals worldwide, and there is a significant concentration of action sporting goods companies based in Southern California, as well as in and around our headquarters in Las Vegas, Nevada. We may not be able to attract or retain these employees, which could have a material adverse effect on our results of operations and financial condition.

If we fail to secure or protect our intellectual property rights, counterfeiters may be able to copy and sell imitations of our products and competitors may be able to use our designs, each of which could harm our reputation, reduce our revenues and increase our costs.

We will rely on intellectual property laws to protect our proprietary rights with respect to our trademarks and any pending patents which we might file for. We are susceptible to injury from the counterfeiting of our products, which may harm our reputation for producing high-quality products or force us to incur additional expense in enforcing our rights. It is difficult and expensive to detect and prevent counterfeiting. Despite our efforts to protect our intellectual property, counterfeiters may continue to violate our intellectual property rights by using our trademarks and imitating our products, which could potentially harm our brand, reputation and financial condition.

Since our products may be marketed and sold internationally, we may also depend on the laws of foreign countries to protect our intellectual property. These laws may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. We cannot be certain that our efforts to protect our intellectual property will be successful or that the costs associated with protecting our rights abroad will not negatively impact our results of operations. We may face significant expenses and liability in connection with the protection of our intellectual property rights both inside and outside of the United States. Infringement claims and lawsuits likely would be expensive to resolve and would require substantial management time and resources. Any adverse determination in litigation could subject us to the loss of our rights to a particular trademark, which could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability, any of which would harm our results of operations. Aside from infringement claims against us, if we fail to secure or protect our intellectual property rights, our competitors may be able to use our designs. If we are unable to successfully protect our intellectual property rights or resolve any conflicts, our results of operations may be harmed.

Any shortage of raw materials could impair our ability to ship orders of our products in a cost-efficient manner or could cause us to miss the delivery requirements of our customers, which could harm our business.

Upon full implementation of our business plan, the capacity of manufacturers to manufacture our products will be dependent, in part, upon the availability of raw materials. The raw materials which we will eventually be dependent upon range from polyurethane of the cord on our surf leashes, stainless steel braided wire which forms the core of our surf leash, Velcro that adheres our product to the user, and other miscellaneous components. When we decide upon manufacturers for our products, which are currently being developed, the manufacturers may experience shortages of raw materials, which could result in delays in deliveries of our products by our manufacturers or in increased costs to us. Any shortage of raw materials or inability to control costs associated with manufacturing could increase the costs for our products or impair our ability to ship orders of our products in a cost-efficient manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellation of orders, refusal to accept deliveries or a reduction in our prices and margins, any of which could harm our financial performance and results of operations.

Our business could suffer if any of our or our future licensees’ key manufacturers fails to use acceptable labor practices.

 We do not plan to control our future independent manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer utilized by us or a licensee of ours, or the divergence of an independent manufacturer’s or licensing partner’s labor practices from those generally accepted as ethical in the United States, could damage our reputation or interrupt, or otherwise disrupt the shipment of finished products to us or our licensees if such manufacturer is ordered to cease its manufacturing operations due to violations of laws or if such manufacturer’s operations are adversely affected by such failure to use acceptable labor practices. If this were to occur, it could have a material adverse effect on our financial condition and results of operations

We may not be able to compete effectively, which could cause our revenues and market share to decline.

The sporting goods industry is highly competitive. We compete with numerous domestic and foreign designers, distributors, marketers and manufacturers of sporting goods, accessories and other related products, some of which are significantly larger and have greater resources than we do. We believe that in order to compete effectively, we must continue to develop and maintain our brand image and reputation, be flexible and innovative in responding to rapidly changing market demands and consumer preferences, and offer consumers a wide variety of high quality products at premium prices. We will compete primarily on the basis of brand image, style, performance and quality.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. Several of our competitors enjoy substantial competitive advantages, including greater brand recognition, longer operating histories, more comprehensive product lines and greater financial resources for competitive activities, such as sales and marketing and strategic acquisitions. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences, which could result in a decline in our revenues and market share.

Mr. Widme has limited experience in running a public company. The lack of experience in operating a public company could impact our return on investment, if any once we become a public company.

As a result of our reliance on Mr. Widme, and his limited experience in operating a public company, our investors are at risk in losing their entire investment. Mr. Widme intends to hire personnel in the future, when sufficiently capitalized, who would have the experience required to manage our company, and such management is not anticipated until the occurrence of future financing. Since this offering will not capitalize our company, future offerings will be necessary to satisfy capital needs. Until such a future offering occurs, and until such management is in place, we are reliant upon Mr. Widme to make the appropriate management decisions.  Mr. Widme intends to devote approximately 20 hours per week on matters concerning Company business. Neither Mr. Widme nor the Company intends to hire additional staff within the next 12 months.

Mr. Widme lacks relevant experience related to our proposed business.

Mr. Widme lacks experience as a director and has limited experience as an officer of a public company. Mr. Widme has no experience as an executive officer in a company that produces and distributes sporting good products. His lack of experience puts our investors at risk of losing their entire investment.

Ms. Widme has no experience in running a public company. Her lack of experience in operating a public company could impact our return on investment, if any, once we become a public company.

Ms. Widme has no experience in running a public company, and as a result of our reliance on Ms. Widme, and her lack of experience in operating a public company, our investors are at risk in losing their entire investment. Ms. Widme and Mr. Widme intend to hire personnel in the future, when sufficiently capitalized, who would have the experience required to manage our company, and such management is not anticipated until the occurrence of future financing. Since this offering will not capitalize our company, future offerings will be necessary to satisfy capital needs. Until such a future offering occurs, and until such management is in place, we are reliant upon Ms. Widme to make the appropriate management decisions.

Ms. Widme lacks relevant experience related to our proposed business.

Ms. Widme lacks experience as a as a corporate officer of a public company or other related position in a company that produces and distributes sporting good products. Her lack of experience puts our investors at risk of losing their entire investment.

Mr. Widme may become involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Widme’s limited time devotion to Sport Tech Enterprises could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other companies, we do not have the depth of managerial or technical personnel.  Mr. Widme is currently a part time student and not involved in other businesses. Mr. Widme’s studies have not, and are not expected in the future to interfere with his ability to work on behalf of our company. Mr. Widme may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Widme will devote only a portion of his time to our activities. Mr. Widme intends to devote approximately 20 hours per week on matters concerning Company business. Neither Mr. Widme nor the Company intends to hire additional staff within the next 12 months.

Ms. Widme is involved with other businesses and there can be no assurance that she will continue to provide services to us. Ms. Widme’s limited time devotion to Sport Tech Enterprises could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other companies, we do not have the depth of managerial or technical personnel. Ms. Widme currently provides accounting services to other businesses, which have not, and are not expected in the future to interfere with Ms. Widme’s ability to work on behalf of our company. Ms. Widme may in the future be involved with additional businesses and there can be no assurance that she will continue to provide services to us. Ms. Widme will devote only a portion of her time to our activities. Ms. Widme intends to devote approximately 20 hours per week on matters concerning Company business. Neither Ms. Widme nor the Company intends to hire additional staff within the next 12 months.

We are subject to significant competition from large, well-funded companies.

The industries we intend to compete in are characterized by intense competition and rapid and significant technological advancements. Many companies, research institutions and universities are working in a number of areas similar to our primary fields of interest to develop new products, some of which may be similar and/or competitive to our products. Furthermore, many companies are engaged in the development of sporting goods which may be similar and/or competitive with our products and technology which are currently in development. Most of the companies with which we will compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us.

If we fail to develop new products or if the pace of our product development fails to keep up with that of our competitors, our net sales and future profitability could be adversely affected.

Our goal is to develop enhancements to other currently offered products, however at present our only product in development is our surf leash. Development of future products requires additional research and development expenditures. We may not be successful in developing, manufacturing or marketing new products. Furthermore, if our pace of product development fails to keep up with that of our competitors, many of which have substantially greater resources than us, our net sales and future profitability could be adversely affected.

Prototype feedback results may be limited.

Since October 2012, we have conducted prototype testing utilizing 14 individuals, in  addition to Mr. Lane. Even though each individual has conducted multiple tests using our prototype, feedback regarding its useage may be limited and the information provided by the tester. Limitations may be the result of poor testing conditions (the ocean is not a static, controlled testing facility), as well as sub-par analysis by the tester.  In addition, the research provided by each tester may be found to be unreliable and not corroborative in our overall analysis.

We may not be able to raise additional funds through public or private financings or additional borrowings, which could have a material adverse effect on our financial condition.

Our cash on hand, cash flow from operations and present borrowing capacity may not be sufficient to fund necessary capital expenditures and working capital requirements. We may from time to time seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or otherwise. To the extent our capital resources and cash flow from operations are at any time insufficient to fund our activities or repay our indebtedness as it becomes due, we will need to raise additional funds through public or private financing or additional borrowings. We may not be able to obtain any such capital resources in sufficient amounts or on acceptable terms, if at all. Current economic conditions may affect our ability to obtain financing, as the lenders may be less inclined to finance a start-up company. The United States is an economic recession and as a result lenders are increasingly denying applications for equity to small businesses considered to be a high risk. If we are unable to obtain the necessary capital resources, our financial condition and results of operations could be materially adversely affected.

We will incur increased costs when we become a public company.

As a public company, we will incur significant legal, accounting and other expenses that we do not incur as a private company. We will incur costs associated with public company reporting requirements and costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission, or SEC, and FINRA. We expect these rules and regulations to increase our legal and financial compliance costs about $13,200 a year and to make activities more time-consuming and costly.

Risks Related to this Offering

You could lose your entire investment.

The Common Stock offered hereby is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of our Common Stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.
We do not anticipate paying Dividends to our shareholders in the near future, which may limit our ability to attract investments in the Company.

Sport Tech does not anticipate paying dividends in the near term. We expect to retain income, if any, for working capital and investment needs. It is anticipated that any income received from operations will be devoted to future operations. The timing and payment of cash or other distributions, if any, will be left to the discretion of the Board of Directors. See “Dividend Policy.”

The price of our Common Stock may be volatile, which may lead to losses by investors.

The price of our Common Stock may fluctuate significantly in response to a number of factors, including:

•	Our quarterly results;
•	Changes in earnings estimates by analysts and whether our earnings meet or exceed such estimates;
•	Announcements of technological innovations by us and our competitors;
•	Additions or departure of key personnel; and
•	Other events or factors that may be beyond our control.

Volatility in the market price of our securities could lead to claims against us. Defending these claims could result in significant litigation costs and a diversion of our management’s attention and resources.

The application of the “penny stock” rules to our Common Stock could limit the trading and liquidity of the Common Stock, adversely affect the market price of our Common Stock and increase your transaction costs to sell those shares.

As long as the trading price of our Common Stock is below $5.00 per share, the open-market trading of our Common Stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 (excluding personal residence in accordance with the Dodd-Frank act of 2010) or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations if they apply, require the delivery, prior to any transaction involving a “penny stock,” of a disclosure schedule explaining the “penny stock” market and associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive the purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our Common Stock, reducing the liquidity of an investment in our Common Stock and increasing the transaction costs for sales and purchases of our Common Stock as compared to other securities.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Sport Tech; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Sport Tech are being made only in accordance with authorizations of management and directors of Sport Tech, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Sport Tech assets that could have a material effect on the financial statements.

We have a limited number of personnel, namely 2 officers that occupy all corporate positions and are required to perform various roles and duties. These individuals developed our internal control procedures and are responsible for monitoring and ensuring compliance with those procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Risks Related to our Common Stock

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this offering, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.  As of the date of this Prospectus, no steps have been taken to have these securities quoted on the OTC Bulletin Board, and there is no guarantee that our common stock we will be quoted on the OTC Bulletin Board.

If the ownership of our common stock becomes highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Our executive officers and sole director and their affiliates will beneficially own or control in excess of 71 percent of the outstanding shares of our common stock, following the completion of this offering. Accordingly he will have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. However, as a result of his position, the stockholder may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership, if it should occur, may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise. See “Security Ownership of Certain Beneficial Owners and Management” on page 23 for details on our capital stock ownership.

Future sales of our common stock may result in a decrease in the market price of our common stock, even if our business is doing well.

The market price of our common stock, when and if established, could drop due to sales of a large number of shares of our common stock in the market after the offering or the perception that such sales could occur. This could make it more difficult to raise funds through future offerings of common stock.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide information different from that contained in this prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) and Section 15(d) of the Exchange Act, as amended.

All of our reports will be able to be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Sport Tech Enterprises files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549-0405
Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus by the selling stockholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all the information set forth in the registration statement and its exhibits, certain parts, such as Part II of the registration statement, are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, one should refer to such registration statement, exhibits and schedules.  A copy of the registration statement, including the exhibits and schedules can may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Plan of Operation” and elsewhere in this prospectus. The “Risk Factor” section identifies all known material risks to the Company. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of effectiveness to conform forward-looking statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.

SELLING STOCKHOLDERS

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares.  The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.  The selling stockholders may from time to time offer and sell all or a portion of their shares at the fixed sales price to the public of $.50 per share.
Each of the selling stockholders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

Selling Stockholder Information

The following is a list of selling stockholders who own an aggregate of 164,000 shares of our common stock covered in this prospectus.  Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

	Number of Shares	Number of Shares to	Shares Beneficially Owned After Offering
Name	Owned	be Offered	Number	Percent

Jacklyn Nardozzi (1)	4,000	4,000	0	-

Michael Nardozzi (1)	4,000	4,000	0	-

Andrea Martinez	4,000	4,000	0	-

Randall LeClair	4,000	4,000	0	-

Kristina Ghazal	4,000	4,000	0	-

Jackie Martinez	4,000	4,000	0	-

Ronald Carlson	4,000	4,000	0	-

Michael Waldrip	4,000	4,000	0	-

Paul Widme (2)	8,000	8,000	0	-

Linda Morrison	12,000	12,000	0	-

Cheryl Widme (3)	8,000	8,000	0	-

Todd Widme (4)	12,000	12,000	0	-

Thu Kalen (5)	4,000	4,000	0	-

Matthew Kalen (5)	4,000	4,000	0	-

Matthew Lane	4,000	4,000	0	-

Marc Lane	4,000	4,000	0	-

Guion Mascolo	4,000	4,000	0	-

Gidion Conelius	4,000	4,000	0	-

Justin Villarreal	4,000	4,000	0	-

Tyler Trowbridge (6)	4,000	4,000	0	-

Jennifer Trowbridge (6)	4,000	4,000	0	-

Andrea Nardozzi	12,000	12,000	0	-

Kelly Lloyd	4,000	4,000	0	-

Raquel Vazquez	12,000	12,000	0	-

Chris Beaudry	12,000	12,000	0	-

Sara Villarreal	4,000	4,000	0	-

Brian Brekke	4,000	4,000	0	-

Ben Winsor	4,000	4,000	0	-

Stacie Reed	4,000	4,000	0	-

Total Selling Shareholders	164,000	164,000	0	-

Unless footnoted above, based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

(1)	Jacklyn Nardozzi is Andrew Widme’s sister in-law. Michael Nardozzi is her husband.

(2)	Paul Widme is Andrew Widme’s brother, and lives separate and apart from Andrew.

(3)	Cheryl Widme is Andrew Widme’s sister, and lives separate and apart from Andrew.

(4)	Todd Widme is Andrew Widme’s brother, and lives separate and apart from Andrew.

(5)	Thu Kalen and Matthew Kalen are married and live in the same residence.

(6)	Jennifer Trowbridge and Tyler Trowbridge are married and in live in the same residence

PLAN OF DISTRIBUTION

We are registering the shares currently held by certain of our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders.  The price at which the selling security holders may sell the shares has arbitrarily been determined to be at $0.50 per share.  Once we have received a trading symbol on the OTC Bulletin Board, or securities exchange, the selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, if our shares are ever approved for trading on an exchange or by other means. If our shares are approved for such trading, as to which we cannot provide any assurance, these dispositions will be at a fixed price of $.50 per share. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein if our shares are approved for listing on an exchange or for trading on the OTCBB:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
·	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block
·	as principal to facilitate the transaction;
·	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
·	an exchange distribution in accordance with the rules of the applicable exchange;
·	privately negotiated transaction;
·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
·	specified number of such shares at a stipulated price per share;
·	a combination of any such methods of sale; and
·	any other method permitted pursuant to applicable law.

As of the date of this prospectus, the Company has no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

If a trading market for our common stock develops, the selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, will be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" (the period of time between the filing of a preliminary prospectus with the SEC and a public offering of the securities; usually 20 days) periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Shares of common stock distributed to our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act.  Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders.   Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

·	sells for less than $5 a share,
·	is not listed on an exchange, and
·	is not a stock of a "substantial issuer."

We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and SEC regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

·	that transactions in penny stocks are suitable for the person and
·	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.  Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.  Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another SEC rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction.  Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by Congress and the SEC to abuses in the marketing of low-priced securities by "boiler room" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

·	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

·	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

·	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

·	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

·
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 33,626,800 shares were outstanding as of September 30, 2011. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of Sport Tech Enterprises, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.”  This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares.  The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act.  An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada.  Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met.  At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Sport Tech Enterprises, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of Sport Tech Enterprises.  This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met.  The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof.  A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements of Sport Tech Enterprises as of March 31, 2011 are included in this prospectus and have been audited by De Joya Griffith & Company, LLC, an independent auditor located in Henderson, Nevada, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 690, San Diego, California 92101.

Neither De Joya Griffith & Company, LLC nor Stoecklein Law Group has been hired on a contingent basis, or has been a promoter, underwriter, voting trustee, director, officer, or employee of Sport Tech Enterprises.  Per the retainer agreement executed with Stoecklein Law Group, the firm was issued and has received shares mutually agreed upon by terms outlined in the agreement.

Per the retainer agreement executed with Stoecklein Law Group, the firm was issued 50,000 shares of common stock. Donald J. Stoecklein is the sole attorney at the firm who has control of the shares issued to Stoecklein Law Group, and is the sole attorney at Stoecklein Law Group who has been issued shares of Sport Tech Enterprises, Inc.

DISCLOSURE OF COMMISSION
POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of Sport Tech Enterprises will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•           any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•           for any transaction from which the director derived an improper personal benefit.

     Our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and sole director are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Sport Tech Enterprises. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Sport Tech Enterprises in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Sport Tech Enterprises, Inc. is a development stage company which was incorporated in the State of Nevada in July of 2010. The company was formed with the intentions of re-engineering existing sporting goods to increase the strength, use and life span. Our goal is to not only build longer lasting products which are also safer, but to also form strategic partnerships with similar companies who might help us enter into other areas of the sporting goods market, and who might ultimately help our company develop a stronger corporate presence. We are currently pursuing the development of one product, a surf leash, which was introduced to us through Square Root, Inc.

On October 1, 2010 we acquired our wholly owned subsidiary SquareRoot, Inc., through the execution of a share exchange agreement between SquareRoot and Sport Tech Enterprises.  The agreement set forth terms whereupon Sport Tech Enterprises issued 1,200,000 shares of its common stock in a 1:1 exchange for all of SquareRoot’s issued and outstanding. SquareRoot was incorporated in the State of Nevada, in July of 2010.   Prior to the acquisition by Sport Tech Enterprises, SquareRoot’s entire business focus, prior to the merger with Sport Tech, had been the development of a new type of surfboard leash. After the execution of the share exchange, SquareRoot has continued with the development of a prototype under the umbrella of Sport Tech Enterprises, Inc.

We believe the designs of our products are centered from the perspective of consumer demands with regard to longevity, functionality and safety. Our intention is to design products which last longer, and are safer than those of our competitors. We believe that consumers are willing to invest more in a product if it is durable because in the long run it will last longer.  We are designing our surf leash with this in mind. For example, based on our own independent research of the internet websites such as Amazon.com and Ebay.com, other  brands sell their surf leash products for approximately twenty to thirty dollars. We believe we will market our leash for approximately thirty-five dollars and we intend to market the product with a lifetime warranty.

In order to broaden the Sport Tech brand name, we created a website for the Company (www.sporttechenterprises.com). Our website is currently under construction, and is estimated to cost between $5,000 and $7,500 and is anticipated to be functioning by mid year 2012.  Our intention upon having a fully functioning website is to provide an advertising medium for our first product and provide information regarding the competitive advantages of our products.

The Company may not generate significant revenues until we have raised sufficient capital to expand our business plan, or begin the initial production of our surf leash.  We anticipate the real costs associated with developing and producing our surf leash to be approximately $15,000.  These costs include, but are not limited to; initial “one off production” utilized for testing and trials, retaining of intellectual property counsel, CAD drawings of final design and associated intellectual property filing fees. At this time, assuming our trials are successful, we anticipate being in a position to commence the manufacturing of our surf leash by mid-year 2012. The development of our first project, the surf leash, is being completed in several phases:

•	Determine the viability of the product

•	Develop a prototype

•	Establish working trials to determine product functionality

•	Manufacture the product

•	Market the product

•	Revenue Generation

Viability. The viability of the product was established by SquareRoot, Inc., through the efforts of its founder, Brandon Lane. The product was created as the result of Mr. Lane’s experiences with surf leashes, while utilized by Mr. Lane in his hobby, surfing. It became apparent to Mr. Lane that the surf leashes on the market lack the durability, in that he was replacing his surf leash several times a year. By utilizing a stainless steel cable, Mr. Lane believes he has been able to build a prototype surf leash which would, at least not break at the stainless steel rope portion.

Prototype. The prototype developed by Mr. Lane was rather basic and required enhancements prior to being marketable. The device is made up of essentially four basic components: (i) the leash section itself consisting of a vinyl coated stainless steel rope (1/16”), which material is readily available on the market in different colors, for approximately $.95 per foot (leash requirement is 6 feet); (ii) a leg strap of nylon material with Velcro strap, available on the market at approximately $2 per unit constructed; (iii) a surfboard nylon strap with Velcro, available on the market at approximately $1 per unit constructed; and (iv) two stainless steel swivels, available on the market for approximately $.85 per swivel. The total product cost, including a preprinted cardboard wrap and hanger with logo ($0.15), is approximately $4.95. Although the prototype developed by Mr. Lane included the leg strap and surfboard strap, a second prototype product was developed consisting of only the leash portion itself, to be used as a replacement component for both the Sport Tech product and also for other manufactured surf leashes. The prototype under the SquareRoot label allows for the inter-changeability of the poly coated stainless steel leash, which Mr. Lane’s experience has demonstrated, is generally the portion of the product which fails in existing models. This inter-changeability allows the user to merely swap out the leash portion while leaving the swivel ends tethered to the user and to the user’s surf board to stay in use without replacement of the entire leash. This also allows for a color change of the leash portion if desired.

Functionality. Working trials have commenced by Mr. Lane utilizing the vinyl coated stainless steel rope, wherein Mr. Lane has tested the strength and durability of the product. The working trials include use of existing prototypes by Mr. Lane and a few of his friends and family. Mr. Lane records feedback from use during their surfing sessions and applies the knowledge received which assists in making continued refinements to the leash. Working trials for the leash have been conducted in varying surfing conditions in Central and Southern California as well as Baja California and Bali. Functioning prototypes may require enhancements to attachment of the products at the swivel area; however are believed to be capable of being completed within 6 months, wherein 100 units, at a cost of $1,000 ($10.00 per unit) for the one time order, plus a one time set up fee of approximately $10,000, are intended to be manufactured. Manufacturing has not been established for these prototypes. Once the 100 prototypes are delivered, Mr. Lane will distribute the prototypes to the local surfing community at no charge for testing. Mr. Lane is an avid surfer with numerous surfing contacts; however we cannot guarantee we will have sufficient people to continue testing. If we are able to utilize Mr. Lane’s contacts, this method of testing will keep research and development costs to a minimum, with the exception of the salary of Mr. Lane. As of this filing research and development costs, not including Mr. Lane’s monthly salary have only been the cost of the materials of $30. If we aren’t able to utilize anyone but Mr. Lane in completing the testing of our final prototype, our completion and date to process for manufacturing might be delayed an additional quarter. However, both scenarios allow us to keep research costs to a minimum. Once the 100 units are manufactured, there will be another approximate $11,000 spent on research and development.

Manufacturing. Upon receiving feedback from the testing community of local surfers, it is anticipated that adjustments may be made in the product, which may take an additional ninety days, at which time it is anticipated the product would go into production in China, where other surf leashes have been manufactured. We have not entered into any agreements with manufacturers in China that produce the surf leash. We have merely conducted initial research as to the name of companies that competitors use to manufacture their surf leashes. We are unaware of the actual manufacturing costs, however as stated above, we believe we can manufacture the initial 100 units for $1,000 in addition to the $10,000 set up fee. Thereafter, we anticipate our manufacturing costs to be within the range of the initial run of 100 units at $10 per unit. There is no assurance at this time as to the viability of the manufacturing process utilizing this combination of materials; other than the materials are readily available in the market.

Prototype User Feedback. We are currentlytesting our prototype with members of the local surfing community in San Diego, which commenced after the acquisition of SquareRoot in October 2010.  Most of the participants involved in the testing are friends or acquaintances of Mr. Lane, which as our today includes 14 active participants, in addition to Mr. Lane.  Our methodology of testing various products is based on removing all labels, decals, etc. so that the users cannot readily identify which product they are using. Even though we do not provide the participant with competitive products, we believe this enables the user to be more objective, in terms of their feedback regarding the effectiveness of the surf leash.  At present, each participant, excluding Mr. Lane, has conducted three individual tests.  Mr. Lane, who surfs an average of 5times per week, conducts testing on almost every outing, therefore compiling information from over 400 tests conducted by him alone.

In addition, we believe it is important to test our prototype in multiple surfing environments, such as beach breaks, reefs, points, jetties, etc., which is why we selected surfers with various levels of experience.  Another factor which determines the overall surfing conditions of a particular surf location or break is the bathometry of each location and its unique geographical features, which translate into a surfing environment.  Factors, such as a wave strength, shape, wave height, etc., determine the ability level a surfer needs in order to want to surf a particular spot.  A surfer’s desire to surf a particular spot ultimately determines what equipment a surfing should have, in order to be adequately prepared in sometimes dangerous conditions.

The feedback that we have received thus far highlights some of the reasons why we believe surfers are interested in in a longer lasting product . We believe most surfers tend to have limited time  to participate in surfing because of other responsibilities, as Mr. Lane can attest.  Initial feedback suggests, and therefore supports our belief that surfers become frustrated when their equipment falls short of their expectations and ultimately interferes with their enjoyment of the sport.  According to surfer feedback thus far, the biggest reason for frustration is when a surfing leash breaks while surfing.  Some users indicated that it could be dangerous because when your leash breaks you have to swim back to the shore, usually when you have no energy.  Others recounted stories of being hit by some else’s board after the leash had broken and having to go to the hospital for stitches because the surfboard cut their head.  Another common complaint is when a surf leash breaks and the board eventually drifts into rocks, which generally destroys an expensive surfboard.

     In response to this feedback, we asked surfers, “what if we could build a product that simply doesn’t break, would you buy it?”  All of our respondents said that would pay a premium for a surf leash if it came with a lifetime warranty because it would ultimately save them money in the long run and maximize their time spent surfing.  However, there is no guarantee that anyone else outside of this group of participants would actually pay such a premium, although we believe this sample would be representative of surfers in general.

Initial feedback suggests that our prototype is at least effective as other products. Our participants are not provided competivie products by us, but utilize products they would normally buy to serve the same purpose.  Users were unable to tell any difference between our product versus others with respect to basic characteristics, such as comfort, style, feel, and looks.  Although the feedback we have received thus far relates primarily to the flaws and problems associated with other surf leashes, it provides insight into many of our claims and intentions.  As we continue to test, change, or improve our prototype, the true test of its superiority is whether or not it actually breaks.  In order to determine this, we will continually test our prototype in as many different environments as possible and given time, we hope to prove that the product is built to last a lifetime.

Marketing. In order to generate initial interest and sales, we intend to initiate a local campaign to promote our surf leash in Southern California, before expanding throughout other surf communities in the United States and internationally. Our marketing campaign will be a grass roots (putting our product in the hands of people who will directly utilize the product), hands on approach, focused on putting working prototypes into the hands of local surfers, initially through word of mouth. Our intention is to work with them and to utilize their feedback to help improve our design, while allowing us to begin instilling our name and company philosophy into the individuals who will be purchasing our product. Currently, we have provided samples (at no cost to the surfer) of our initial prototype to local Southern California surfers to assist Mr. Lane in testing our product. Mr. Lane is presently recording feedback received from local surfers in possession of our functioning prototype, as well as documenting his own experiences with the existing design. At present, Mr. Lane has not received feedback or recorded any incident which may require a design adjustment. However, the Company cannot confirm additional changes will not be made in the future. Concurrent with the manufacturing process, and once final products are in hand, Mr. Lane will commence his grass roots marketing campaign consisting of: (i) making appearances at the local Southern California surf shops: (ii) appearances at Sports Retailer Trade Shows: and (iii) appearances at local surf events. Once the product has been introduced into the marketplace in Southern California, and upon funding, advertising would be placed in the appropriate surf magazines, and other media outlets, including the Company’s own website.

As of this date, we are unsure of the extent of our marketing costs associated with the various venues. However, initially, the marketing costs would be minimized by Mr. Lane’s participation, as a result of his current compensation.  Making appearances at local Southern California surf shops will be free of charge to the company and will be setup by Mr. Lane through his contacts in the surfing community. Appearances at Sports Retailer Trade Shows and local surf events will likely incur a booth or spot registration fee.  At this time we are unsure of exactly which shows we will attend, but while researching costs we see that at the 2012 Sacred Craft Exposition in Del Mar, CA has a booth registration fee of $600.00 for a 10’ by 10’ space. We expect similar pricing from other events.

We expect to begin implementing our plan discussed above as soon as our final, tested product has been manufactured, and the duration of our plan and marketing initiatives will extend well into the future. We will continue to market our product indefinatelyMr. Lane has provided a sample of the leash to surfers to test and provide feedback, but the other steps that need to be taken before we embark on our full marketing plan include; obtaining feedback from testers, obtaining final manufactured product, designing and providing any needed marketing materials, as well as contacting events and scheduling appearances, continue research and registering with selected surf events and expositions. Our biggest obstacle and challenge at this point is completing testing, managing the manufacturing process and obtaining adequate funding. We will also face the challenge of having to travel farther than anticipated to attend larger events since one of the largest Action Sports events held in San Diego has been indefinitely cancelled.

Although this is the marketing strategy we intend to implement, we offer no guarantee of its success, or that our approach will allow us to secure agreements to market our surf leash in local retail shop or on any national level. We may be unable to find loacal California surf shops that will allow us to promite our product in their shop. We may need additional financing, which may not be available. Additionally, we have not entered into any marketing agreements with third parties.

Revenue Generation. We do not anticipate significant revenue generation until the first five phases as outlined above are accomplished, if ever. However, if we are successful in achieving the first five phases, and generate sales in our product, we believe that our cost of goods on a per unit basis will be approximately $6.00 per unit and sold at a price of $35.00. Advertising and marketing will create our largest expense, which expense is unknown at this time.

Business of Issuer

Background of the Surf Leash Product

The invention is a surf leash for water sports, such as surfing and body-boarding (also called “boogie-boarding”). The purpose of a surf leash is to secure an individual’s board to their leg or arm, upon “wiping out” or falling off the boards. The design of the surf leash is dependent on whether the user is a surfer or a boogie-boarder respectively.

The history of surfing shows why such a device was needed, and why it is now a fundamental tool for surf-related sports. As surfing emerged in Hawaii and California as a popular sport, the evolution of the sporting equipment followed. Surf leashes were first invented for safety because without them a surfer was forced to swim back to the shore, usually in hazardous conditions. This made surfing extremely dangerous and therefore, being a strong swimmer was essential for survival. As the surfboard became smaller and more refined, some innovative surfers tired of swimming and who fixed damaged or broken boards began to look for a solution. Initially, the surf leashes were not accepted and earned the name “kook cords,” but soon they rapidly gained popularity as surfers realized the advantages. It was simple mathematics; surf leashes equaled catching more waves, which is what surfers wanted; revolutionizing the entire world of surfing.

Concept And Philosophy Of Our Design

While surfing leashes decreased the likelihood of damage to one’s board and to other surfers, we believe it paradoxically increased the danger to those wearing it. We believe that the same problems still exist today in modern surf leash engineering. One problem with contemporary surf leashes arises when the surf leash breaks and transforms a surfboard into a fast moving weapon with sharp blade like fins which can be extremely dangerous and potentially hurt anyone in its path. Another serious problem occurs when a surfer is physically fatigued and the surf leash breaks because it forces the surfer to swim to shore for safety. Unfortunately, without the supervision of life guards or help from fellow surfers, as Mr. Lane can attest, an individual faces a serious threat of drowning. Our solution is an attempt to fix these problems and capitalize on the market. However, we cannot guarantee we will be able to accomplish either goal.

Sport Tech’s philosophy is based on the notion that products should be built to last. In the context of surfing, we believe that a leash which lasts longer is more desirable when it carries a manufacturer’s warranty. It is the Company’s intention to market a product that will come standard with a lifetime warranty. When design, testing and production is completed our invention will ultimately be a modified version of an already existing technology, but is intended to expand on the technology to increase surf leash strength, durability, and safety. In essence, the product’s basic design will remain almost unchanged, but we believe will be improved upon. The existing leashes consist of a polyurethane cord with a Velcro strap, which allows the board to remain attached to the surfer’s leg. However, it is the core of the polyurethane cord, which has been materially enhanced in our design, by the presence of a metallic reinforcement (stainless steel rope).

Although we are still researching the most desirable and cost effective materials to use in the manufacture of our product, we have made the decision to use stainless steel to construct our first prototype.  Stainless Steel is a widely used family of Iron-Chromium Alloys. Stainless Steels are alloys of iron and carbon which contain between 12 and 30 percent Chromium, plus other alloying elements. The chromium, which helps develop a passive surface oxide film, provides corrosion resistance. Stainless Steels are wrought or cast and consist of several families that are named for their metallurgical structure. Stainless Steels are fabricated and welded by common processes, and are used for their corrosion resistance, high-temperature strength and scaling resistance. We believe these properties account for their extremely wide use in practically every industry.

Our design is intended to last the consumer a lifetime. Although we are still developing various prototypes of our surf leash, we are so confident in the engineering of our product, due to the stainless steel rope design, that we are verifying our ability to market it with a lifelong manufacturer’s warranty.

Importance and Duration of Intellectual Property

We regard our future trademarks, trade secrets, and similar intellectual property as critical factors to our success. We will rely on patent, trademark, and trade secret law, as well as confidentiality and license agreements with certain employees, customers, and others to protect our proprietary rights. On September 13, 2010 we filed our application of our trademark for the logo with the United States Patent and Trademark Office (“USTPO”). The USTPO issued a Notice of Allowance regarding our trademark application on May 3, 2011. As a result of our receipt of the Notice of Allowance, we had a six month period to file a Statement of Use (“SOU”) to complete the trademark application process, or alternatively file an extension request. As a result of our prototype not being in a production state, which is required to complete the trademark application process, we have filed an extension request on October 30, 2011. We intend on filing our formal patent application with the USPTO under the guidance of patent counsel, upon completion of our engineered prototype.  There is no guarantee that we will be able to obtain a patent for our surf leash.

On November 30, 2011, we filed our application of our trademark for the logo SquareRoot with the USPTO. As a result, we have a six month period to file a SOU to complete the trademark registration process, or alternatively file an extension request.

The costs involved in each trademark application process include a filing fee of $275 per class of goods registered, in addition to any legal fees. Both trademark applications are registered under a single category of goods, and include a $500 fee for legal services rendered in connection with the trademark application process.

In addition, we intend on filing our formal patent application with the USPTO under the guidance of patent counsel, upon completion of our engineered prototype. There is no guarantee that we will be able to obtain a patent for our surf leash.

Competition

Sport Tech Enterprises, Inc. will compete with numerous national and international companies which manufacture and distribute broad lines of sporting goods and related equipment.  Most of the Company's possible competitors are larger and have substantially greater financial and other resources than Sport Tech Enterprises, Inc. There is no guarantee that we will generate revenues from our surf leash or that we will ever be able to compete on a global or national level with larger manufacturers of similar products.

 Within the surf industry, our most significant competitors already possess a competitive advantage because these companies have established themselves within the industry in terms of advertising, marketing, sponsorships, goodwill, brand recognition and product awareness. We feel our product has a more innovative design than what is currently being marketed by these companies, as a result of our stainless steel rope. We intend to attract consumers by manufacturing a product which will last a lifetime.

Initially we plan to focus exclusively on sports such as surfing, body-boarding, snowboarding and skating. However, we hope that as our company grows, we can gradually shift our production line to mainstream sports such as soccer, baseball, football, hockey and basketball. Although this transition would be difficult, we believe it is feasible and are dedicated to the expansion of our product line.  In North America, competition in the sporting goods industry is intense and is based upon quality, price, product features and brand recognition.

Personnel

We are a development stage company and currently have only two part-time employees, Andrew Widme, who is our chief executive officer, principal financial officer, principal accounting officer and sole director, and Ms. Widme who is our Secretary.  We look to both Mr. Widme and Ms. Widme for their guidance in regards to design, manufacture and sales of our products.  We do not anticipate hiring additional employees over the next 12 months.  We intend to use the services of consultants to perform various professional services not capable of being handled by Mr. Widme or Ms. Widme.  We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses. Mr. Lane maintains his crucial role, as he did before the acquisition of SquareRoot by Sport Tech, as the Company’s primary leash designer and product tester.  Mr. Lane’s expertise in the sport of surfing and the equipment needs of modern surfers provides a knowledge base for Sport Tech’s management in regards to marketing and manufacturing decisions which are an important factor in the launch of Sport Tech’s initial product line. As reported on our most recent financial statements, Mr. Lane has received a total of $48,918 in salary and wages from inception to September 30, 2011.

REPORTS TO STOCKHOLDERS

Once our registration statement is effective and our securities are registered under the exchange act, we will file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission’s website (http://www.sec.gov).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis is intended to provide additional understanding about the Company and its planned operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

OVERVIEW AND OUTLOOK

Sport Tech Enterprises, Inc. is a privately held corporation which was incorporated on July 28, 2010 (Inception) under the laws of the State of Nevada, as Sport Tech Enterprises, Inc. Sport Tech is a development stage company formed under the premise of taking existing sporting good products, and modifying them into better more innovative products. Sport Tech intends to redesign and improve sporting goods, after which, Sport Tech intends to manufacture and sell its redesigned products through the brand name SquareRoot. On October 1, 2010, we acquired our wholly-owned subsidiary, SquareRoot, Inc (“SquareRoot”) Incorporated in the state of Nevada. SquareRoot was formed to design, manufacture, and distribute water sport sporting goods.  Prior to the acquisition of SquareRoot, Inc., Sport Tech Enterprises, Inc. had minimal assets and minimal operations.  Sport Tech Enterprises, Inc. is a holding company with minimal assets and operations apart from its wholly-owned subsidiary.

Since our inception on July 28, 2010 through September 30, 2011, we have not generated any revenues and have incurred a cumulative net loss of $145,367.  As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements.

On October 1, 2010 we acquired our wholly owned subsidiary SquareRoot, Inc., through the execution of a share exchange agreement between SquareRoot and Sport Tech Enterprises.  The agreement set forth terms whereupon Sport Tech Enterprises issued 1,200,000 shares of its common stock in a 1:1 exchange for all of SquareRoot’s issued and outstanding. Prior to the acquisition by Sport Tech Enterprises, SquareRoot had been developing a final prototype for a surfboard leash. After the execution of the share exchange, SquareRoot continued the development of the prototype under the umbrella of Sport Tech Enterprises, Inc. SquareRoot was formed to design, manufacture, and distribute water sport sporting goods. Since SquareRoot’s inception in July 2010, the Company has concentrated its energies on analyzing the viability of its business plan, and establishing a business model, including researching the items needed to secure a trademark.  The Company has also collaborated with a local graphic artist to assist us in designing a logo for  both the Sport Tech Enterprises and SquareRoot brand name. We intend to secure federal trademark protection for our SquareRoot logo, and will begin the process of advertising and implement our marketing plan.  Brandon Lane, who has remained on staff as a full-time employee since the acquisition of SquareRoot, Inc., by Sport Tech, coordinates with the Company’s officers in accomplishing these tasks in addition to completing the testing on the Company’s prototype.

In June of 2011, we completed a Private Placement for the sale of 176,000 common shares of Sport Tech Enterprises at a price of $0.25 per share.  The funds raised in this Private Placement are intended to assist with the production and research of our initial product, as well as provide working capital for accounting, legal and other miscellaneous expenses.

Plan of Operation

Satisfaction of our cash obligations for the next 12 months. We were formed for the purpose of re-engineering existing sporting goods to increase the strength, use and life span of sporting goods. As a result of our acquisition of SquareRoot in October of 2010, we decided to focus our initial energies on the continued development of a new type of surfboard leash. Our plan of operations for the next 12 months consists of: (i) our satisfying ourselves as to the viability of developing a durable and marketable surf leash; (ii) the development of a prototype surf leash; (iii) performing working trials utilizing our prototype; (iv) enhancing upon the product functionality; (v) manufacturing our product; (vi) marketing our product; and (vii) generating revenue from the sale of our product.

Cash required over the next 12 months to accomplish the plan consists of the following approximate amounts:

•
Payroll expense – we have one employee who we pay $5,000 per month. The employee has developed our single product, the surf leash, and continues to enhance upon its design as a result of testing the product through local surfers, which prevents extensive amounts of capital being utilized for testing.

•
Prototype expense – we believe we will be able to produce 100 samples of our product based upon our current prototype at a cost of $10.00 per sample (double the cost of the final product cost), in addition to paying a onetime set up fee of $10,000 for the manufacture of the samples.

•	Website expense – We anticipate spending an additional $5,000 - $7,500 on the development of a website that will allow for purchases to occur through the website.

•
Marketing expense – we anticipate our marketing being generally done through the efforts of our employee as well as our corporate officers, thus costs for marketing will be directed toward delivery of samples and units once available. This includes making appearances at the local surf shops and surf events, and appearances at Sports Retailer Trade Shows. We do not anticipate spending significant dollars on Marketing until; (i) we are in the position to manufacture units of our product to take to market, and (ii) we have sufficient capital to cover the costs of both the units and marketing. We are intending to manufacture 2000 units for marketing purposes, at a total costs, (after the initial 100) of $5 per unit, or $10,000. Our other marketing expenses would include the costs associated with our employee making appearances at Sports Retailer Trade Shows, Sporting Events, and travel to surfing and sports shops, anticipated to be approximately $10,000.

•	Revenue Generation – We do not anticipate revenue generation, if at all, until after the next 12 months, wherein we believe that we will be able to commence selling our surf leash product.

•
Other Expenses – Other expenses we anticipate incurring in the next 12 months include: (i) accounting expenses of $4,000; (ii) audit expenses of $11,000; (iii) legal expenses of $25,500; Edgar/XBRL expenses of $7,000; office expenses of $12,000.

Summary of the product research and development that we will perform for the term of the next 12 months. During the next 12 months we will continue with the development of our prototype based upon the local feedback we are currently receiving as to the viability of our existing prototype.  Feedback thus far indicates that our prototype is at least as effective as our competitor’s products; however, these results are limited because our prototype feedback is based upon the responses from 14 participants. Therefore, actual results may vary and are not guaranteed in the future (See “DESCRIPTION OF BUSINESS” – Business Development – Prototype User Feedback”).

Expected purchase or sale of plant and significant equipment. We do not anticipate the purchase or sale of any plant or significant equipment, as we expect the manufacture of our initial product, the surf leash to be outsourced. We have yet to determine where the product will be manufactured; however are in the process of discussing with a consultant in China as to the viability of the manufacture of the product in China, as that is where a some of our competition manufactures their product.

Significant changes in number of employees. We expect to continue paying our employee, $5,000 per month, and do not expect another employee until such time as we are in a revenue generation status, during the following 12 month period.

Cash expenses required over the next 12 months. Cash expenses over the next 12 months are expected to be $152,000. The company currently has a line of credit with a balance of approximately $93,000. We intend to cover our expenses by raising equity capital on a private basis upon effectiveness of our registration statement, and where required, to draw against our line of credit.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. Our auditor’s report reflects that the ability of Sport Tech Enterprises, Inc., to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues.  The Company may not have a sufficient amount of cash required to pay all of the costs associated with operating and marketing of its products. Management intends to use borrowings and security sales to mitigate the effects of cash flow deficits; however no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Results of Operations

Revenues

Since our inception on July 28, 2010 through September 30, 2011, we have not generated revenues, and have incurred a net loss of $145,367.

Expenses

Operating expenses totaled $19,996 during the three months ended September 30, 2011 and $83,735 during the six months ended September 30, 2011. In the three month period ended September 30, 2011, our operating expenses consisted of general and administrative of $2,421, amortization of $40, salaries and wages of $16,231, and professional fees of $1,304. In the six month period ended September 30, 2011, our operating expenses consisted of general and administrative of $2,865, amortization of $80, salaries and wages of $32,986, and professional fees of $47,804.

From the period of inception on July 28, 2010 through September 30, 2011 our operating expenses totaled $143,923. These costs include $89,159 in professional fees; $48,918 is salaries and wages, $5,766 in general and administrative expenses and $79 in amortization expense.

Liquidity and Capital Resources

	For the Six months September 30,	Inception July 28, 2010 to September 30,	Inception July 28, 2010 to September 30,
	2011	2010	2011
Net cash used in operating activities	$(74,068)	$(30,109)	$(126,363)
Net cash used in investing activities	-	(1,819)	(1,819)
Net cash provided by financing activities	74,415	33,200	129,211
Net increase/(decrease) in Cash	347	1,272	1,029
Cash, beginning	682	-	-
Cash, ending	$1,029	$1,272	$1,029

Since inception, we have financed our cash flow requirements through capital investments from our stockholders. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of product sales. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital.

The Company has executed two lines of credit with Andrew Widme. They both carry an annual interest rate of 6% for a term of three years, after which the balance principal and interest is due in full.  In the event of a default the lines of credit will bear interest at 10% per annum.  The first line of credit in the amount of $100,000, of which $6,291 has been used as of September 30, 2011 for general corporate purposes, is with Sport Tech Enterprises.  The second line of credit in the amount of $50,000, of which $50,000 has been used as of September 30, 2011, was with the wholly owned subsidiary, SquareRoot.  If the Company is unable to repay any outstanding balance on the due date, the Company will be in default and will need to renegotiate additional terms with Mr. Widme. In the future we need to generate sufficient revenues from product sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months of approximately $152,000. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop our line of products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions.

FACILITIES

Both Sport Tech Enterprises, Inc. and SquareRoot, Inc. share temporary office space located 10321 Running Falls, Las Vegas, NV 89178. We believe our current office space is adequate for our immediate needs; however, as our operations expand, we may need to locate and secure additional office space. Neither Company has significant physical property with the exception of general office supplies, computer and the basic tools required to assemble the prototype leash.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company utilizes office space provided at no cost from Mr. Widme, an officer and director of the Company. Office services are provided without charge by Mr. Widme.  Such costs are immaterial to the financial statements and, accordingly, have not been reflected.
In September of 2010, we issued 24,000,000 shares of restricted common stock to Mr. Widme pursuant to his capital investment of $24,000.

In September of 2010, we issued 200,000 shares of restricted common stock to Daniel Van Ness, pursuant to his capital investment of $200.  Mr. Van Ness is a brother of Mr. Widme.

In September of 2010, we issued 8,000,000 shares of restricted common stock to Jane Stoecklein pursuant to her capital investment of $8,000.  Ms. Stoecklein is the grandmother of Mr. Widme’s sister-in-law.

On September 29, 2010, the Company executed a line of credit in the amount of $100,000 with Andrew Widme. The line of credit carries an annual interest rate of 6% and has a term of three years, at which the entire outstanding balance of principal and interest is due in full. In the event of default, the line of credit will bear interest at 10% per annum.  As of September 30, 2011, an amount of $6,291 had been used for general corporate purposes with a remaining balance of $93,709 available.

On November 29, 2010, the Company executed a line of credit in the amount of $50,000 with Andrew Widme. The line of credit carries an annual interest rate of 6% and has a term of three years, at which the entire outstanding balance of principal and interest is due in full. In the event of default, the line of credit will bear interest at 10% per annum.  As of September 30, 2011, an amount of $50,000 had been used for general corporate purposes with a remaining balance of $0 available.

In May of 2011, we issued 800 shares of restricted common stock to Daniel Van Ness pursuant to his capital investment of $200. Mr. Van Ness is a brother of Mr. Widme.

On October 12, 2011, the Company received an additional $2,750 from Andrew Widme as a draw on the line of credit which is due in September 2013.

LEGAL PROCEEDINGS

We may, from time to time, be named as defendants in various judicial, regulatory, and arbitration proceedings in the future in the ordinary course of our business.  The nature of such proceedings may involve large claims subjecting us to exposure, or may be routine customer complaints regarding less significant losses.  We may also become subject to investigations or proceedings by governmental agencies, which can result in fines or other disciplinary action being imposed on us.  Additionally, legal proceedings may be brought from time to time in the future.  At this time, there are no pending matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Andrew I. Widme(1), President, Treasurer, and Director:  Age, 27, President, Treasurer, and Director of Sport Tech Enterprises, Inc., from July 2010 to present. Mr. Widme was the Secretary of Musician’s Exchange, a publically traded company in the business of reselling musical instruments and equipment, from November 2009 to July 2010.  While at Musician’s Exchange, Mr. Widme developed a basic understanding of the structure and reporting requirements of a publically traded company. Mr. Widme worked at Southwest Glazing in Las Vegas, NV from 2003-2005.  During his employment with Southwest Glazing, Mr. Widme was introduced to the residential market for windows, he learned the basics such as installation, as well as bidding and distribution. In early 2005, Mr. Widme began work at Fast Glass, located in Las Vegas, NV where he learned the commercial glass market, his duties included: biding, installation, and customer relations for both residual and commercial projects.  His commercial projects included public schools, and government buildings throughout the Las Vegas area. In late 2005 Mr. Widme transferred to Milgard Windows in Las Vegas and was employed from 2005-2007.    Mr. Widme returned to Fast Glass in late 2007 where he was employed until 2010.  In 2009 Mr. Widme enrolled at The College of Southern Nevada and is currently  pursuing a degree in accounting Mr. Widme’s prior management experience, prior experience in public company operations and interest in sports has led us to the conclusion he would be capable to serve as our Director and President. Mr. Widme will be co-responsible for the day to day operation of the Company.

Nicole Widme(1), Secretary:  Age, 31, Secretary of Sport Tech Enterprises, Inc., since July of 2011.  Ms. Widme graduated from University of Nevada Las Vegas in 2007 with a Bachelors of Science in Accounting.  Prior to graduating from UNLV, Ms. Widme was a staff accountant at O’Bannon Anaya & Company from August of 2006 through August of 2009.  During her time at O’Bannon, her duties included preparing tax returns, computing payroll, basic bookkeeping and preparing financial statements for audits and reviews.  In August of 2009, Ms. Widme took the position of Financial Controller/Manager of Huntington Ink, Las Vegas.  Ms. Widme’s duties at Huntington Ink included being solely responsible for all A/P and A/R, bank deposits and reconciliations as was as payroll computations, and the preparation of all managerial financial statements.  Ms. Widme was also responsible for all federal and state business compliance requirements, store inventory and the hiring and managing of all store personnel. Ms. Widme’s experience in accounting and business operations, has led us to the conclusion that she would be capable to serve as our Secretary.  Ms. Widme will share responsibility for the day to day operation of the Company.
(1)	Mr. and Ms. Widme are husband and wife.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA will approve the inclusion of the common stock. Prior to the date of this offering, our common stock was not traded.  As of November 9, 2011, we have 34 registered shareholders of our common stock.

Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by that service.  Although we intend to submit an application to a market maker for the OTC Bulletin Board, we do not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application we intend to submit to a market maker for the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.  There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market.  Also, there can be no assurance that a public trading market will develop in the future or, if such a market does develop, that it can be sustained.

Without an active public trading market, a stockholder may not be able to liquidate their shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this offering, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state.  A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, we have no plans to register our securities in any particular state.

DIVIDENDS

The payment of dividends is subject to the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements’, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business.

Any cash dividends in the future to common stockholders will be payable when, as and if declared by our board of directors, based upon the board’s assessment of:

•      our financial condition;
•      earnings;
•      need for funds;
•      capital requirements;
•      prior claims of preferred stock to the extent issued and  outstanding; and
•      other factors, including any applicable laws.

Therefore, it is highly unlikely that any dividends on the common stock will be paid in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation

Neither of our executive officers have received any compensation as of the date of this offering. The Company does not have an equity compensation plan in place. The table below summarizes the total compensation earned by each executive officer. At this time Mr. Widme is our chief executive officer and sole director.  Ms. Widme is the Company’s Secretary.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew I. Widme
President, Director, , Treasurer	2010, 2011 to date		$-0-	$		$-0-	-0-	$	$
Nicole Widme
Secretary	2010, 2011-to date		$-0-	$		$-0-	-0-	$	$

Future Compensation

Our executive officer has agreed to continue to provide services to us without receiving compensation until such time as we have earnings from our revenue.  We have agreed to continue to defer the executive compensation without interest until we are in a position to pay the deferred salaries.

Board Committees

We currently do not have any committees of the board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

As of July 1, 2011, we have outstanding an aggregate of 33,626,800 common shares. Upon the effectiveness of this registration, 164,000 shares purchased pursuant to this offering, will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. The remaining 33,462,800 shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. The shares making up the 33,462,800 include the amount of 24,000,000 shares which were issued in September of 2010 to our founding stockholder and chief executive officer and sole director, Andrew Widme as well as the 8,000,000 shares issued to Jane Stoecklein.  In December of 2010, 1,200,000 shares were issued to Brandon Lane the founder of SquareRoot, Inc.  Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144.

Security Ownership of Certain Beneficial Owners
Title of Class	Name and Address	Amount and Nature	Percentage of Class
Common	Jane Stoecklein C/o Stoecklein Law Group 402 W. Broadway, Suite 690, San Diego, Ca 92101	8,000,000 Founder’s Shares	24%

Security Ownership of Management
Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Andrew I. Widme	24,000,000 Founder’s Shares	71%
Common	Nicole Widme (1)	0 Shares	0%

(1)	Nicole Widme is married to Andrew I. Widme.

As a result of the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale on the date of this prospectus; and
•
the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective Rule 144 holding periods, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Sport Tech Enterprises, Inc., at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

As of the date of this offering, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.  As of the date of this Prospectus, no steps have been taken to have these securities quoted on the OTC Bulletin Board, and there is no guarantee that our common stock we will be quoted on the OTC Bulletin Board.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

In May of 2011, we engaged the services of De Joya Griffith & Company, LLC, to provide an audit of our financial statements for the period from Inception (July 28, 2010) to March 31, 2011. This was our first auditor. We have no disagreements with our auditor through the date of this prospectus.

37

For the Three Months Ended September 30, 2011 (Unaudited)
BALANCE SHEETS	F-13
STATEMENTS OF OPERATIONS	F-14
STATEMENTS OF CASH FLOWS	F-15
NOTES TO FINANCIAL STATEMENTS	F-16 – F-20

38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Sport Tech Enterprises, Inc.

We have audited the accompanying consolidated balance sheet of Sport Tech Enterprises, Inc. and Subsidiary (the “Company”) (A Development Stage Company) as of March 31, 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows from inception (July 28, 2010) through March 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sport Tech Enterprises, Inc. and Subsidiary (A Development Stage Company) as of March 31, 2011 and the results of its operations and cash flows from inception (July 28, 2010) through March 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
May 10, 2011

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

March 31,
2011

ASSETS

Current assets:
Cash	$682
Total current assets	682

Other assets:
Trademark	775
Website	244
Total other assets	1,019

Total assets	$1,701

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$893
Total current liabilities	893

Long term liabilities:
Accrued interest payable - related party	280
Line of credit - related party	22,596
Total long term liabilities	22,876

Total liabilities	23,769

Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding as of March 31, 2011	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 33,450,000 shares issued and outstanding as of March 31, 2011	33,450
Additional paid-in capital	4,950
Deficit accumulated during development stage	(60,468)
Total stockholders' deficit	(22,068)

Total liabilities and stockholders' deficit	$1,701

See Accompanying Notes to Consolidated Financial Statements.

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS

Inception
(July 28, 2010)
to
March 31,
2011

Revenue	$-

Operating expenses:
General and administrative	2,901
Salaries and wages	15,932
Professional fees	41,355

Total operating expenses	60,188

Other expenses:
Interest expense - related party	(280)

Total other expenses	(280)

Net loss	$(60,468)

Weighted average number of common shares	25,917,611
outstanding - basic

Net loss per common share - basic	$(0.00)

See Accompanying Notes to Consolidated Financial Statements.

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT

						Deficit
						Accumulated
					Additional	During	Total
	Preferred Shares		Common Shares		Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Deficit
Inception July 28, 2010	-	$-	-	$-	$-	$-	$-

September 7, 2010
Issuance of common stock for cash	-	-	200,000	200	-	-	200

September 21, 2010
Issuance of common stock for cash	-	-	24,000,000	24,000	-	-	24,000

September 22, 2010
Issuance of common stock for cash	-	-	8,000,000	8,000	-	-	8,000

October 1, 2010
Issuance of common stock for acquisition of SquareRoot, Inc.	-	-	1,200,000	1,200	-	-	1,200

December 1, 2010
Issuance of common stock for services	-	-	50,000	50	4,950	-	5,000

Net loss	-	-	-	-	-	(60,468)	(60,468)

Balance, March 31, 2011	-	$-	33,450,000	$33,450	$4,950	$(60,468)	$(22,068)

See Accompanying Notes to Consolidated Financial Statements.

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
Inception
(July 28, 2010)
to
March 31,
2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(60,468)
Adjustments to reconcile net loss
To net cash used in operating activities:
Shares issued for services	5,000
Impairment of goodwill	2,000
Changes in operating assets and liabilities:
Decrease in accounts payable	893
Increase in accrued interest payable - related party	280

Net cash used in operating activities	(52,295)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for trademarks	(775)
Payments for website development	(244)
Net liabilities acquired in acquisition of SquareRoot, Inc.	(800)

Net cash used in investing activities	(1,819)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit - related party	22,596
Proceeds from sale of common stock, net of offering costs	32,200

Net cash provided by financing activities	54,796

NET CHANGE IN CASH	682

CASH AT BEGINNING OF YEAR	-

CASH AT END OF YEAR	$682

SUPPLEMENTAL INFORMATION:
Interest paid	$-
Income taxes paid	$-

Non-cash activities:
Shares issued for services	$5,000
Shares issued for acquisition of SquareRoot, Inc.	$1,200

See Accompanying Notes to Consolidated Financial Statements.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 1 – Organization and Business Operations

Organization
The Company was incorporated on July 28, 2010 (Inception) under the laws of the State of Nevada, as Sport Tech Enterprises, Inc. On October 1, 2010, we acquired our wholly-owned subsidiary, SquareRoot, Inc (“SquareRoot”) Incorporated in the state of Nevada. SquareRoot was formed to design, manufacture, and distribute water sport sporting goods.  Prior to the acquisition of SquareRoot, Inc., Sport Tech Enterprises, Inc. had minimal assets and minimal operations.  Sport Tech Enterprises, Inc. is a holding company with minimal assets and operations apart from its wholly-owned subsidiary.

The Company has not commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company.

Nature of operations
The Company is developing and marketing sporting goods products with a focus on surfing, boogie boarding and snowboarding.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation
The consolidated financial statements include the accounts of Sport Tech Enterprises, Inc. (Nevada Corporation), and its wholly-owned subsidiary SquareRoot, Inc. (Nevada Corporation).  All significant inter-company balances and transactions have been eliminated.  Sport Tech Enterprises, Inc. (Nevada Corporation) and SquareRoot (Nevada Corporation) will be collectively referred herein as the “Company”.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Trademarks
ASC 350 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of ASC 350. This standard also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. As of March 31, 2011, the Company believes there is no impairment of its intangible assets.

The Company's intangible assets consist of the costs of filing and acquiring various trademarks. The trademarks are recorded at cost. The Company determined that the trademarks have an estimated useful life of 10 years and will be reviewed annually for impairment.  Amortization will be recorded over the estimated useful life of the assets using the straight-line method for financial statement purposes. The Company will commence amortization once the economic benefits of the assets begin to be consumed and they plan to record amortization once production begins and the related revenues are recorded.  The Company utilized its trademark on its website and will commence amortization during April 2011 as this is when the website was launched.

Website
The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350.  Other costs related to the maintenance of the website are expensed as incurred.  Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes.  The Company plans to commence amortization upon completion of the Company’s fully operational website.  Amortization will commence during April 2011 as this is when the website was launched.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition
We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

The Company will record revenue when it is realizable and earned and the products have been shipped to the customers.

Advertising Costs
Advertising costs are anticipated to be expensed as incurred; however there were no advertising costs included in general and administrative expenses for the period of Inception (July 28, 2010) to March 31, 2011.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of March 31, 2011, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company classifies tax-related penalties and net interest as income tax expense. As of March 31, 2011, no income tax expense has been incurred.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Year end
The Company has a year ended March 31.

Recent pronouncements

The Company has evaluated the recent accounting pronouncements through ASU 2011-03 and believes that none of them will have a material effect on the company’s financial statements.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from Inception (July 28, 2010) through the period ended March 31, 2011 of ($60,468). In addition, the Company’s development activities since inception have been financially sustained through equity financing.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – TRADEMARK

Trademark consisted of the following as of:

March 31,
2011
Trademark	$775
Accumulated amortization	-
$775

During the period from Inception (July 28, 2010) through March 31, 2011, the Company recorded amortization expense of $0.  The Company will commence amortization in April 2011 as this is when the website was launched and was “live” using the trademark.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 5 – WEBSITE

Website consisted of the following as of:

March 31,
2011
Website	$244
Accumulated amortization	-
$244

During the period from Inception (July 28, 2010) through March 31, 2011, the Company recorded amortization expense of $0.  The Company will commence amortization in April 2011 as this is when the website was launched and went “live” on the internet.

NOTE 6 – LINE OF CREDIT – RELATED PARTY

Line of credit consists of the following at:

March 31, 2011
Revolving credit line due to an officer and director of the Company, unsecured, 6% interest, due in September 2013	$4,000

Revolving credit line due to an officer and director of the Company, unsecured, 6% interest, due in November 2013	18,596

$22,596

On September 29, 2010, the Company executed a line of credit in the amount of $100,000 with Andrew Widme. The line of credit carries an annual interest rate of 6% and has a term of three years, at which the entire outstanding balance of principal and interest is due in full. In the event of default, the line of credit will bear interest at 10% per annum.  As of March 31, 2011, an amount of $4,000 had been used for general corporate purposes with a remaining balance of $96,000 available.

On November 29, 2010, the Company executed a line of credit in the amount of $50,000 with Andrew Widme. The line of credit carries an annual interest rate of 6% and has a term of three years, at which the entire outstanding balance of principal and interest is due in full. In the event of default, the line of credit will bear interest at 10% per annum.  As of March 31, 2011, an amount of $18,596 had been used for general corporate purposes with a remaining balance of $31,404 available.

During the period from Inception (July 28, 2010) through March 31, 2011, interest expense was $280.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 7 – INCOME TAXES

At March 31, 2011, the Company had a federal operating loss carryforward of $54,468, which begins to expire in 2031.

Components of net deferred tax assets, including a valuation allowance, are as follows at March 31, 2011:

2011
Deferred tax assets:
Net operating loss carryforward	$19,064
Total deferred tax assets	19,064
Less: Valuation allowance	(19,064)
Net deferred tax assets	$-

The valuation allowance for deferred tax assets as of March 31, 2011 was $19,064, which will begin to expire 2031.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of March 31, 2011 and maintained a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at March 31, 2011:

2011
Federal statutory rate	(35.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	35.0%
Effective tax rate	0.0%

NOTE 8 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock and 10,000,000 shares of its $0.001 par value preferred stock.  The Company did not authorize terms and rights of preferred shares as of March 31, 2011.

Common Stock

On September 7, 2010, the Company issued 200,000 shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $200.  This investment represented initial capitalization and the shares issued are to be considered Founder’s shares.

On September 21, 2010, the Company issued an officer and director of the Company 24,000,000 shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $24,000. This investment represented initial capitalization and the shares issued are to be considered Founder’s shares.

On September 22, 2010, the Company issued 8,000,000 shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $8,000. This investment represented initial capitalization and the shares issued are to be considered Founder’s shares.

NOTE 8 – STOCKHOLDERS’ EQUITY (CONTINUED)

On October 1, 2010, the Company issued 1,200,000 shares of its $0.001 par value common stock at a price of $0.001 per share in exchange for 100% of SquareRoot, Inc. valued at $1,200.  Prior to the acquisition, SquareRoot was a development stage company that was formed to design, manufacture and distribute water sporting goods.  The entity was acquired from Mr. Brandon Lane.  The Company acquired $200 in assets and $1,000 in liabilities from SquareRoot, Inc.  The acquisition resulted in the recognition of goodwill for $2,000.  Management believes the acquisition currently has no goodwill and thus an impairment of $2,000 was recognized.

On December 1, 2010, the Company issued 50,000 shares of its common stock toward legal fees at a value of $0.10 per share.  The shares were valued with the fair value of the services rendered.

During the period from Inception (July 28, 2010) to March 31, 2011, there have been no other issuances of common stock.

NOTE 9 – WARRANTS AND OPTIONS

As of March 31, 2011, there were no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 10 – SUBSEQUENT EVENTS

During the month ended April 30, 2011, the Company received an additional $5,850 from Andrew Widme as a draw on the line of credit which is due in November 2013.

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEET
	September 30,	March 31,
	2011	2011
	(unaudited)	(audited)
ASSETS

Current assets:
Cash	$ 1,029	$ 682
Total current assets	1,029	682

Other assets:
Trademark, net	736	775
Website, net	203	244
Total other assets	939	1,019

Total assets	$ 1,968	$ 1,701

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 10,479	$ 893
Total current liabilities	10,479	893

Long term liabilities:
Accrued interest payable - related party	1,445	280
Line of credit - related party	56,291	22,596
Total long term liabilities	57,736	22,876

Total liabilities	68,215	23,769

Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of September 30, 2011 and March 31, 2011	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 33,626,800 and 33,450,000 shares issued and
outstanding as of September 30, 2011 and March 31, 2011 respectively.	33,627	33,450
Additional paid-in capital	45,493	4,950
Deficit accumulated during development stage	(145,367)	(60,468)
Total stockholders' deficit	(66,247)	(22,068)

Total liabilities and stockholders' deficit	$ 1,968	$ 1,701

See Accompanying Notes to Consolidated Financial Statements.

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY (A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
			Inception	Inception
	Three month period	Six month period	(July 28, 2010)	(July 28, 2010)
	ended	ended	to	to
	September 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011

Revenue	$-	$-	$-	$-

Operating expenses:
General and administrative	2,421	2,865	3,449	5,766
Amortization	40	80	-	80
Salaries and wages	16,231	32,986	-	48,918
Professional fees	1,304	47,804	27,160	89,159

Total operating expenses	19,996	83,735	30,609	143,923

Other income (expenses):
Interest income	-	1	-	1
Interest expense - related party	(710)	(1,165)	-	(1,445)

Total other income (expenses)	(710)	(1,164)	-	(1,444)

Net loss	$(20,706)	$(84,899)	$(30,609)	$(145,367)

Weighted average number of common shares	33,626,800	33,541,974	4,873,846
outstanding - basic

Net loss per common share - basic	$(0.00)	$(0.00)	$(0.01)

See Accompanying Notes to Consolidated Financial Statements

SPORT TECH ENTERPRISES, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
			Inception		Inception
	For the		(July 28, 2010)		(July 28, 2010)
	six months ended		to		to
	September 30,		September 30,		September 30,
	2011		2010		2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(84,899	) (84,899)	$(30,609	) (30,609)	$(145,367	) (145,367)
Adjustments to reconcile net loss
to net cash used in operating activities:
Shares issued for services	-		-		5,000
Impairment of goodwill	-		2,000		2,000
Amortization	80		-		80
Changes in operating assets and liabilities:
Increase in accounts payable	9,586		(1,500)		10,479
Increase in accrued interest payable - related party	1,165		-		1,445

Net cash used in operating activities	(74,068)		(30,109)		(126,363)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for trademarks	-		(775)		(775)
Payments for website development	-		(244)		(244)
Net liabilities in acquisition of SquareRoot, Inc.	-		(800)		(800)

Net cash used in investing activities	-		(1,819)		(1,819)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit - related party	33,695		1,000		56,291
Proceeds from sale of common stock, net of offering costs	40,720		32,200		72,920

Net cash provided by financing activities	74,415		33,200		129,211

NET CHANGE IN CASH	347		1,272		1,029

CASH AT BEGINNING OF YEAR	682		-		-

CASH AT END OF YEAR	$1,029		$1,272		$1,029

SUPPLEMENTAL INFORMATION:
Interest paid	$-		$-		$-
Income taxes paid	$-		$-		$-

Non-cash activities:
Shares issued for services	$-		$-		$5,000
Shares issues for acquisition of SquareRoot, Inc.	$-		$1,200		$1,200

See Accompanying Notes to Consolidated Financial Statements.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The interim consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the financial statements of the Company as of and for the period ended March 31, 2011 and notes thereto included in the Company’s S-1 registration statement and all amendments. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim period are not indicative of annual results.

Principles of consolidation
The consolidated financial statements include the accounts of Sport Tech Enterprises, Inc. (Nevada Corporation), and its wholly-owned subsidiary SquareRoot, Inc. (Nevada Corporation).  All significant inter-company balances and transactions have been eliminated.  Sport Tech Enterprises, Inc. (Nevada Corporation) and SquareRoot (Nevada Corporation) will be collectively referred herein as the “Company”.

Nature of operations
The Company is developing and marketing sporting goods products with a focus on surfing, boogie boarding and snowboarding.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Trademarks
ASC 350 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of ASC 350. This standard also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. As of September 30, 2011, the Company believes there is no impairment of its intangible assets.

The Company's intangible assets consist of the costs of filing and acquiring various trademarks. The trademarks are recorded at cost. The Company determined that the trademarks have an estimated useful life of 10 years and will be reviewed annually for impairment.  Amortization will be recorded over the estimated useful life of the assets using the straight-line method for financial statement purposes. The Company commenced amortization during April 2011.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Website
The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred.  Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes. The Company plans to commence amortization upon completion of the Company’s fully operational website. The Company commenced amortization during April 2011 upon completion fo the Company’s fully operational website.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718, which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Recent pronouncements
The Company has evaluated the recent accounting pronouncements through ASU 2011-09 and believes that none of them will have a material effect on the company’s financial statements.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan and incurring start up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (July 28, 2010) through the period ended September 30, 2011 of ($145,367). In addition, the Company’s development activities since inception have been financially sustained through equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 3 – TRADEMARK

Trademark consisted of the following as of:
	September 30,	March 31,
	2011	2011
Trademark	$775	$775
Accumulated amortization	(39)	-
	$736	$775

During the three months ended September 30, 2011, the Company recorded amortization expense of $20.  During the six months ended September 30, 2011, the Company recorded amortization expense of $39.

NOTE 4 – WEBSITE

Website consisted of the following as of:
	September 30,	March 31,
	2011	2011
Website	$244	$244
Accumulated amortization	(41)	-
	$203	$244

During the three months ended September 30, 2011, the Company recorded amortization expense of $20.  During the six months ended September 30, 2011, the Company recorded amortization expense of $41.

NOTE 5 – LINE OF CREDIT – RELATED PARTY

Line of credit consists of the following at:
	September 30, 2011	March 31, 2011
Revolving credit line due to an officer and director of the Company, unsecured, 6% interest, due in September 2013	$6,291	$4,000

Revolving credit line due to an officer and director of the Company, unsecured, 6% interest, due in November 2013	50,000	18,596

	$56,291	$22,596

On September 29, 2010, the Company executed a line of credit in the amount of $100,000 with Andrew Widme. The line of credit carries an annual interest rate of 6% and has a term of three years, at which the entire outstanding balance of principal and interest is due in full. In the event of default, the line of credit will bear interest at 10% per annum. As of September 30, 2011, an amount of $6,291 had been used for general corporate purposes with a remaining balance of $93,709 available. Accrued interest payable as of September 30, 2011 was $226.

On November 29, 2010, the Company executed a line of credit in the amount of $50,000 with Andrew Widme. The line of credit carries an annual interest rate of 6% and has a term of three years, at which the entire outstanding balance of principal and interest is due in full. In the event of default, the line of credit will bear interest at 10% per annum. As of September 30, 2011, an amount of $50,000 had been used for general corporate purposes with a remaining balance of $0 available. Accrued interest payable as of September 30, 2011 was $1,219.

SPORT TECH ENTERPRISES, INC AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTE 5 – LINE OF CREDIT – RELATED PARTY (CONTINUED)

For the three months ended September 30, 2011, interest expense was $710.  For the six months ended September 30, 2011, interest expense was $1,165.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock and 10,000,000 shares of its $0.001 par value preferred stock. The Company did not authorize terms and rights of preferred shares as of September 30, 2011.

Common Stock
On September 7, 2010, the Company issued 200,000 founders’ shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $200.  This transaction is the initial capitalization of the Company and the shares are considered founder shares.

On September 21, 2010, the Company issued an officer and director of the Company 24,000,000 founders’ shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $24,000.  This transaction is the initial capitalization of the Company and the shares are considered founder shares.

On September 22, 2010, the Company issued 8,000,000 founders’ shares of its $0.001 par value common stock at a price of $0.001 per share for cash of $8,000.  This transaction is the initial capitalization of the Company and the shares are considered founder shares.

On October 1, 2010, the Company issued 1,200,000 shares of its $0.001 par value common stock at a price of $0.001 per share in exchange for 100% of SquareRoot, Inc. valued at $1,200.

On December 1, 2010, the Company issued 50,000 shares of its common stock toward legal fees at a value of $0.10 per share.  The shares were valued with the fair value of the services rendered.

On May 15, 2011, the Company issued 800 shares of its common stock at a price of $0.25 per share for cash of $200.

On June 28, 2011, the Company issued 176,000 shares of its common stock at a price of $0.25 per share for cash of $44,000.  The Company had direct offering costs totaling $3,480 which were netted against the offering proceeds.

During the six months ended September 30, 2011, there have been no other issuances of common stock.

NOTE 7 – WARRANTS AND OPTIONS

As of September 30, 2011, there were no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 8 – SUBSEQUENT EVENTS

On October 12, 2011, the Company received an additional $2,750 from Andrew Widme as a draw on the line of credit which is due in September 2013.

SPORT TECH ENTERPRISES, INC.

$82,000

Prospectus

Dealer Prospectus Delivery Obligation

Until the offering termination date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

PART II:  Information not required in Prospectus

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of SPORT TECH ENTERPRISES, INC., in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of SPORT TECH ENTERPRISES, INC., if they were not engaged in willful misfeasance or malfeasance in the performance of his or his duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in SPORT TECH ENTERPRISES, INC., in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Amounts
Securities and Exchange Commission registration fee	$9.53
Legal fees and expenses	5,000.00
Copying	0
Total	$5,009.53

RECENT SALES OF UNREGISTERED SECURITIES

During September of 2010, Daniel R. Van Ness received 200,000 shares of common stock, at a price of $0.001 per share for cash as part of the initial capitalization of the Company.

During September of 2010, Mr. Widme received 24,000,000 shares of common stock, at a price of $0.001 per share as the founder of Sport Tech Enterprises, Inc. Mr. Widme is the only officer, director, stockholder, and promoter of Sport Tech Enterprises, Inc.  The proceeds from the sale of the shares to Mr. Widme, $24,000 constituted the majority portion of the initial cash capitalization of the Company.

During September of 2010, Mary Jane Stoecklein received 8,000,000 shares of common stock, at a price of $0.001 per share for cash as part of the initial capitalization of the Company.

During October of 2010, Brandon W. Lane received 1,200,000 shares of common stock, at a price of $0.001, per the terms of the Share Exchange Agreement between the Company and SquareRoot, Inc. executed October 1, 2010.

During December of 2010, Stoecklein Law Group received 50,000 shares of common stock, at a price valuation of $0.10 per share, in exchange for legal services per the terms of the Retainer Agreement between the Company and Stoecklein Law Group, executed on July 30, 2010.

In May of 2011, Daniel R. Van Ness received 800 shares of common stock, at a price of $0.25 per share as compensation for additional capitalization of the Company.

In June of 2011, the Company completed a Private Placement for the sale of 176,000 shares of common stock, at a price of $0.25 per share.  These shares were sold and issued subsequent to the completion of the audit of March 31, 2011, and are not reflected in the financial statements.

These shares were sold and issued subsequent to the completion of the audit of March 31, 2011, and are not reflected in the financial statements.

The above sales were not registered under the Securities Act of 1933 because the offering and sales were made in reliance on the exemptions provided by Section 4(2) and Regulation D of the Securities Act of 1933 there under for transactions by an issuer not involving a public offering.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)  Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C)Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) In accordance of the Company’s request for acceleration of effective date pursuant to Rule 461 under the Securities Act:

(i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 maybe permitted to directors, officers and controlling persons of the registrant pursuant tothe foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 19, 2012.

Sport Tech Enterprises, Inc.

By: /s/ Andrew I. Widme
Andrew I. Widme, Chief Executive Officer
and Principal Accounting Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Andrew I. Widme	President	January 19, 2012
Andrew I. Widme

/s/Andrew I. Widme	Director	January 19, 2012
Andrew I. Widme

/s/Andrew I. Widme	Principal Executive Officer	January 19, 2012
Andrew I. Widme

/s/Andrew I. Widme	Principal Financial Officer	January 19, 2012
Andrew I. Widme

/s/Andrew I. Widme	Principal Accounting Officer	January 19, 2012
Andrew I. Widme

/s/Andrew I. Widme	Treasurer	January 19, 2012
Andrew I. Widme

/s/Nicole Widme	Secretary	January 19, 2012
Nicole Widme

Financial Statements and Exhibits

(a)           Documents filed as part of this Report
1.           Financial Statements:
A.           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors’ Report F-1
Balance Sheet as of March 31, 2011 F-2
Statement of Operations for the Period from Inception (July 28, 2010)
through March 31, 2011 F-3
Statement of Stockholders’ Deficit for the Period from
Inception (July 28, 2010) through March 31, 2011 F-4
Statement of Cash Flows for the Period from Inception (July 28, 2010)
through March 31, 2011 F-5
Notes to Financial Statements F-6 - F-10
Balance Sheet as of September 30, 2011 F-11
Statement of Operations for the Three Months Ended September 30, 2011 and Period from Inception (July 28, 2010) through September 30, 2011 F-12
Statement of Cash Flows for the Three Months Ended September 30, 2011 and Period from Inception (July 28, 2010) through September 30, 2011 F-13
Notes to Financial Statements F-14-F-18

 (b) Exhibits
EXHIBIT INDEX

Exhibit	Description
3(i)(a)*	Articles of Incorporation of Sport Tech Enterprises, Inc., filed on July 28, 2010
3(ii)(a)*	Bylaws of the Sport Tech Enterprises, Inc.
4*	Instrument defining the rights of security holders: (a)Articles of Incorporation (b)Bylaws (c)Stock Certificate Specimen
5*	Opinion of the Stoecklein Law Group
10.1*	Subscription Agreement
10.2*	Revolving Grid Note dated September 29, 2010
10.3*	Revolving Grid Note dated November 29, 2010
11*	Statement Re: Computation of per share earnings
23.1*	Consent of De Joya Griffith & Company, LLC
23.2*	Consent of the Stoecklein Law Group

*       Filed herewith